CERTIFICATE OF AMENDMENT
TO
THE ARTICLES OF INCOPORATION
OF
HEALTHCARE RESOURCES MANGEMENT, INC.


        The undersigned President and Secretary
of HEALTHCARE RESOURCES MANGEMENT, INC., a Nevada
 corporation, pursuant to the provisions of
Section 78.385 and 78.390, of the Nevada Revised
 Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation, do certify as follows:

        That the Board of Directors of the said
corporation, at a meeting duly convened and held on the 15th day of March, 1999, adopted resolutions to amend the Articles of Incorporation, as follows:

        ARTICLE I  shall be amended as follows:

ARTICLE  I  -  NAME

        The name of the Corporation shall be
TRIAD INDUSTRIES, INC.

        The forgoing amendment to the Articles of Incorporation were duly adopted by the written consent of the shareholders of the Corporation, pursuant to Section 78.320 of the Nevada Revised
Statute, on March 15th, 1999.

        The number of shares of Common Stock of the Corporation outstanding and entitles to vote on the forgoing amendment to the Articles of Incorporation on March 15, 1999 were 5,256,716 shares and the said amendments were approved and consented to by
4,3000,000 shares, being voted in person or by proxy, which represented more that a 50% majority of the issued and outstanding shares of the Common
 Stock of the Corporation.

        The undersigned President and Secretary of the Corporation hereby declare that the forgoing
Certificate of Amendment to Articles of Incorporation
 is true and correct to the best of their knowledge and belief.

        In witness whereof, this certificate has been executed by the undersigned on March 15th 1999.

/s/ Michael Kelleher                    /s/ Gary DeGano
Seretary                                President
Michael Kelleher                        Gary De Gano

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